Exhibit 1.3

Corriente Resources Inc.
(A Development Stage Enterprise)

Consolidated Financial Statements
As at December 31, 2009 and 2008 and for the
 years ended December 31, 2009 and 2008
(expressed in Canadian dollars)

Management’s Responsibility for Financial Reporting

The accompanying consolidated financial statements of Corriente Resources Inc. (“the company”) have been prepared by management in accordance with accounting principles generally accepted in Canada, and within the framework of the summary of significant accounting policies in these consolidated financial statements.

A system of internal accounting control is maintained by management in order to provide reasonable assurance that assets are safeguarded and that transactions are properly recorded and executed in accordance with management’s authorization. This system includes established policies and procedures, the selection and training of qualified personnel and an organization providing for appropriate delegation of authority and segregation of responsibilities.

The Audit Committee of the Board of Directors meets periodically with management and the company’s independent auditors to review the scope and results of their annual audit and to review the consolidated financial statements and related financial reporting and control matters prior to submitting the consolidated financial statements to the Board of Directors for approval.

The consolidated financial statements have been audited by PricewaterhouseCoopers LLP on behalf of the shareholders and their report follows.

“Kenneth R. Shannon”
President & Chief Executive Officer

“Darryl F. Jones”
Chief Financial Officer

Vancouver, British Columbia
March 23, 2010

Management’s Report on Internal Control over Financial Reporting

The management of Corriente Resources Inc. is responsible for establishing and maintaining adequate internal control over financial reporting. The United States Securities and Exchange Act of 1934 in Rule 13a-15(f ) and 15d-15(f ) defines this as a process designed by, or under the supervision of, the company’s principal executive and principal financial officers and effected by the company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

  Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;

  Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and

  Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that may have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements on a timely basis. Also, projections of any evaluation of effectiveness of internal control over financial reporting to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the company’s internal control over financial reporting as at December 31, 2009. In making this assessment, the company’s management used the criteria, established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Based upon this assessment, management concluded that the company’s internal control over financial reporting was effective as at December 31, 2009.

The effectiveness of the company’s internal control over financial reporting as at December 31, 2009 has been audited by PricewaterhouseCoopers LLP, our independent auditors, as stated in their report which follows.

“Kenneth R. Shannon”
President & Chief Executive Officer

“Darryl F. Jones”
Chief Financial Officer

Vancouver, British Columbia
March 23, 2010

PricewaterhouseCoopers LLP Chartered Accountants PricewaterhouseCoopers Place 250 How Street, Suite 700 Vancouver, British Colombia Canada V6C 3S7 Telephone +1 604 806 7000 Facsimile + 1 604 806 7806

March 23, 2010

Independent Auditors’ Report

To the Shareholders of Corriente Resources Inc.

We have completed integrated audits of Corriente Resources Inc.’s 2009 and 2008 consolidated financial statements and of its internal control over financial reporting as at December 31, 2009. Our opinions, based on our audits, are presented below.

Consolidated Financial statements

We have audited the accompanying consolidated balance sheets of Corriente Resources Inc. as at December 31, 2009 and December 31, 2008, and the related consolidated statements of changes in shareholders’ equity, consolidated statements of earnings (loss) and comprehensive income (loss), and consolidated statements of cash flows for each of the years then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the company’s financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the company as at December 31, 2009 and December 31, 2008 and the results of its operations and its cash flows for each of the years then ended in accordance with Canadian generally accepted accounting principles.

Internal control over financial reporting

We have also audited Corriente Resources Inc’s internal control over financial reporting as at December 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2009 based on criteria established in Internal Control — Integrated Framework issued by the COSO.

“PricewaterhouseCoopers LLP”

Chartered Accountants
Vancouver, British Columbia

Corriente Resources Inc.
(a development stage enterprise)
Consolidated Balance Sheets
As at December 31, 2009 and 2008
(expressed in thousands of Canadian dollars)

	2009	2008
Assets
Current assets
Cash and cash equivalents	$69,420	$18,540
Investments	–	75,237
Accounts receivable and prepayments	72	84
Convertible loan (note 7)	1,292	957
	70,784	94,818
Non-current assets
Mineral properties (note 3)	109,038	94,489
Equipment (note 4)	1,198	1,541
Other assets (note 5)	2,347	4,285
	112,583	100,315
TOTAL ASSETS	$183,367	$195,133

Liabilities
Current liabilities
Accounts payable relating to mineral properties	$802	$1,402
Other accounts payable and accrued liabilities	690	193
	1,492	1,595
Shareholders’ Equity
Share capital	236,391	235,996
Options (note 6 (c))	8,380	4,718
Contributed surplus	1,718	1,472
Deficit	(64,614)	(48,648)
	181,875	193,538
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$183,367	$195,133

Nature of operations and offer to purchase the company – note 1
Commitments – note 3
Measurement uncertainty – note 3 and 7

Approved by the Board of Directors

       “Kenneth Shannon”                  Director

      “ Anthony Holler”                      Director

The accompanying notes are an integral part of these consolidated financial statements.

Corriente Resources Inc.
(a development stage enterprise)
Consolidated Statements of Changes in Shareholders’ Equity
For the years ended December 31, 2009 and 2008
(expressed in thousands of Canadian dollars, except for number of shares)

	Common Shares
						Total
		Share		Contributed		Shareholders’
	Number	Capital	Options	Surplus	Deficit	Equity
Balance at December 31, 2007	74,927,393	$234,438	$3,736	$1,378	$(63,406)	$176,146
Common shares issued for cash pursuant to exercise of options (note 6 (c))	375,000	1,058	–	–	–	1,058
Grant-date fair value of options exercised (note 6 (c))	–	500	(500)	–	–	–
Grant-date fair value of vested options forfeited (note 6 (c))	–	–	(94)	94	–	–
Stock based compensation on unexercised options (note 6 (c))	–	–	1,576	–	–	1,576
Earnings for the year ended December 31, 2008	–	–	–	–	14,758	14,758
Balance at December 31, 2008	75,302,393	235,996	4,718	1,472	(48,648)	193,538
Common shares issued for cash pursuant to exercise of options (note 6 (c))	47,500	141	–	–	–	141
Grant-date fair value of options exercised (note 6 (c))	–	254	(254)	–	–	–
Grant-date fair value of vested options forfeited (note 6 (c))	–	–	(246)	246	–	–
Stock based compensation on unexercised options (note 6 (c))	–	–	4,162	–	–	4,162
Loss for the year ended December 31, 2009	–	–	–	–	(15,966)	(15,966)
Balance at December 31, 2009	75,349,893	$236,391	$8,380	$1,718	$(64,614)	$181,875

The accompanying notes are an integral part of these consolidated financial statements.

Corriente Resources Inc.
(a development stage enterprise)
Consolidated Statements of Earnings (Loss) and Comprehensive Income (Loss)
For the years ended December 31, 2009 and 2008

(expressed in thousands of Canadian dollars, except for per share amounts and number of shares)

	2009	2008
Administration expenses
Salaries, benefits and stock-based compensation	$3,379	$1,873
Corporate development and shareholder expenses	1,898	544
Legal, accounting and regulatory	586	506
Office and related	331	368
	6,194	3,291
Other loss (income)
Foreign exchange loss (gain)	10,378	(15,879)
Interest income (note 7)	(486)	(2,050)
Management fees (note 7)	(120)	(120)
	9,772	(18,049)
Loss (earnings) and comprehensive loss (income) for the year	$15,966	$(14,758)

Loss (earnings) per share
Basic and diluted	$0.21	$(0.20)
Weighted average number of shares outstanding
Basic	75,330,146	75,088,978
Diluted	75,330,146	75,321,884

The accompanying notes are an integral part of these consolidated financial statements.

Corriente Resources Inc.
(a development stage enterprise)
Consolidated Statements of Cash Flows
For the years ended December 31, 2009 and 2008
(expressed in thousands of Canadian dollars)

	2009	2008
Cash flows from (applied to) operating activities
Earnings (loss) for the year	$(15,966)	$14,758
Items not affecting cash
Stock-based compensation (note 6 (c))	2,342	802
Accrued management fees (note 7)	(120)	(120)
Accrued interest receivable on convertible loan (note 7)	(64)	(61)
Depreciation	31	32
Changes in non-cash working capital
Accounts receivable and prepayments	12	255
Accounts payable and accrued liabilities	497	(30)
	(13,268)	15,636
Cash flows from (applied to) investing activities
Investments	75,237	(75,237)
Mineral property costs	(13,017)	(15,691)
Convertible loan	(145)	(315)
Payments to acquire equipment	(121)	(128)
Other assets (note 5)	2,053	(55)
	64,007	(91,426)
Cash flows from financing activities
Proceeds from issuance of common shares	141	1,058
	141	1,058
Increase (decrease) in cash and cash equivalents	50,880	(74,732)
Cash and cash equivalents – beginning of year	18,540	93,272
Cash and cash equivalents – end of year	$69,420	$18,540

Supplemental cash flow information (note 10)

The accompanying notes are an integral part of these consolidated financial statements.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

(expressed in Canadian dollars unless otherwise noted)

1	Nature of operations and offer to purchase the company

Corriente Resources Inc. and its subsidiaries (collectively, “Corriente” or “the company”) are engaged in the exploration and development of mineral properties primarily in Ecuador, South America. The company considers itself to be a development stage enterprise.

The business of mining and exploring for minerals involves a high degree of risk and there can be no assurance that current exploration and development programs will result in profitable mining operations. The recoverability of amounts shown for mineral properties is dependent upon the discovery of economically recoverable reserves, receipt of necessary permits and regulatory approvals, the ability of the company to obtain financing to complete its development and future profitable operations or sale of the properties. The investment in and expenditures on mineral properties comprise a significant portion of the company’s assets.

On December 28, 2009, the company announced that it had signed a definitive agreement (the “Support Agreement”) with CRCC-Tongguan Investment Co., Ltd. (the “Offeror”), Tongling Nonferrous Metals Group Holdings Co., Ltd. ("Tongling") and China Railway Construction Corporation Limited ("CRCC"), under which the Offeror has agreed to make an offer to acquire all of the company’s outstanding shares (the “Offer”) for $8.60 per share in cash, equivalent to approximately $679 million on a fully-diluted basis.

On February 1, 2010, the Offeror’s formal offer and take-over bid circular was mailed to shareholders, together with the company’s directors’ circular (the “Offer Circulars”), which included the unanimous recommendation of Corriente’s Board of Directors that shareholders accept the Offer. The Offer is subject to a number of conditions which are set out in the Offer Circulars, and is scheduled to expire at 5:00 pm (Pacific Time) on March 25, 2010.

2	Significant accounting policies

Basis of presentation

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) in Canada, which as described in note 13, differ in certain respects from GAAP in the United States of America.

Basis of consolidation

The consolidated financial statements include the accounts of the company, its subsidiaries, all of which are wholly-owned, and any variable interest entities (“VIEs”) where the company is the primary beneficiary. The company has determined that it does not have any material VIEs as at December 31, 2009 and 2008. All significant inter-company transactions and balances have been eliminated.

Mineral properties

The company capitalizes all costs related to investments in mineral property interests on a property-by-property basis. Such costs include mineral property acquisition costs, exploration and development expenditures.

The amounts shown for mineral property acquisition costs and deferred exploration expenditures represent costs incurred to date and do not necessarily reflect present or future values.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

(expressed in Canadian dollars unless otherwise noted)

Mineral property expenditures will be amortized over the useful lives of the properties upon commencement of commercial production, or written down to fair value if the properties are abandoned, become impaired or the claims allowed to lapse.

The acquisition of title to mineral properties is a complicated and uncertain process. The company has taken steps, in accordance with industry standards, to verify mineral properties in which it has an interest. Although the company has made efforts to ensure that legal title to its properties is properly recorded in the name of the company, there can be no assurance that such title will ultimately be secured.

Equipment

Equipment is stated at cost. Depreciation of equipment is provided on a declining-balance basis over the estimated useful life at annual rates of between 5% and 100% commencing when the related asset is available for use.

Asset impairment

When events or changes in circumstances indicate that the carrying amounts of the related assets may not be recoverable, management of the company reviews and evaluates the carrying value of each asset for impairment. When it is determined that an asset is impaired, the asset’s carrying value is written down to its estimated fair value in accordance with the Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3063 “Impairment of Long-Lived Assets”. If the total estimated future cash flows from the asset on an undiscounted basis are less than the carrying amount of the asset, an impairment loss is measured and assets are written down to fair value, which is normally the discounted value of future cash flows. Where estimates of future net cash flows from the asset are not available and where other conditions suggest impairment, management assesses whether the carrying value can be recovered by considering alternative methods of determining fair value.

Management’s estimates of credit risk, mineral prices, mineral resources, foreign exchange rates, production levels and operating, capital and reclamation costs are subject to risks and uncertainties that may affect the determination of the recoverability of deferred mineral property costs or other assets, such as the convertible loan receivable from Q2 Gold Resources Inc. (note 7). Although management has made its best estimate of these factors, it is possible that material changes could occur that may adversely affect management’s estimate of the net cash flows to be generated from its assets.

Cash and cash equivalents

Cash and cash equivalents comprise cash on deposit with banks and highly liquid short-term interest bearing investments with a term to maturity at the date of purchase of 90 days or less from the date of acquisition.

Investments

Investments comprise short-term interest bearing promissory notes with a term to maturity at the date of purchase of greater than 90 days but less than 1 year from the date of acquisition. The company has the intent and ability to hold these notes until maturity and therefore has classified them as held-to-maturity. These investments are initially recorded at fair value and subsequently measured at amortized cost using the effective interest rate method.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

(expressed in Canadian dollars unless otherwise noted)

Marketable securities are recorded at their fair value on the date of acquisition and are classified as available-for-sale or held for trading. The fair value of the securities is adjusted at each subsequent balance sheet date and the resulting unrealized gains or losses are included in other comprehensive income (loss) or net earnings (loss) for the period, as appropriate. The company held no marketable securities at December 31, 2009 and 2008.

Foreign currency translation

As at December 31, 2009 and 2008, the Canadian dollar is the functional currency of the company.

The company’s subsidiaries are considered integrated foreign operations and their financial statements are translated into Canadian currency, the parent company’s functional currency, using the temporal method. Monetary assets and liabilities are translated at the exchange rate in effect at the balance sheet date; non-monetary items are translated at historical exchange rates; revenue and expense items are translated at the average rate of exchange for the period, except for depreciation, which is translated at the same rate as the assets to which they relate. Translation gains and losses are reflected in the company’s reported earnings or loss for the period.

Financial instruments

Under CICA Section 3855, Financial Instruments - Recognition and Measurement, all financial instruments are classified into one of the following five categories: held for trading financial instruments, held-to-maturity investments, loans and receivables, available-for-sale financial assets or other financial liabilities. Held for trading financial instruments are measured at fair value (or marked to market) and all gains and losses are included in the reported earnings or loss for the period in which they arise. Available-for-sale financial instruments are measured at fair value (or marked to market) with revaluation gains and losses excluded from reported earnings or loss and included in accumulated other comprehensive income until the instruments are derecognized or impaired. Loans and receivables, investments and other financial liabilities are measured at amortized cost using the effective interest method.

The company’s financial instruments have been classified as follows:

Instrument	Classification
Cash and cash equivalents	Held for trading
Investments	Held-to-maturity
Accounts receivable	Loans and receivables
Convertible loan receivable	Loans and receivables
EIA security deposits	Held-to-maturity
Accounts payable relating to mineral properties	Other financial liabilities
Other accounts payable and accrued liabilities	Other financial liabilities

Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when the risks and characteristics are not closely related to those of the host contracts and the host contracts are not measured at fair value, with changes in fair value recognized in earnings or loss for the period. Any derivatives are recorded on the balance sheet at fair value. Mark-to-market adjustments on these instruments are included in earnings or loss for the period. The company does not have any material derivative financial instruments or embedded derivatives at December 31, 2009 or 2008.

Transaction costs incurred to acquire or issue financial instruments are included in the underlying balance.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

(expressed in Canadian dollars unless otherwise noted)

Income taxes

Income taxes are calculated using the asset and liability method. Temporary differences arising from the difference between the tax basis of an asset or liability and its carrying amount on the balance sheet are used to calculate future income tax liabilities or assets. Future income tax assets and liabilities are measured using substantively enacted tax rates and laws that are expected to apply when the temporary differences are expected to reverse. Assets are recognized only to the extent it is more likely than not that they will be realized. A valuation allowance is provided against future income tax assets to the extent it is considered more likely than not that the future income tax assets will not be realized.

Earnings (loss) per share

Basic earnings (loss) per share is calculated on the earnings (loss) available to common shareholders using the weighted average number of common shares outstanding during the period. The company follows the treasury stock method for the calculation of diluted earnings per share. Under the treasury stock method, the weighted average number of common shares outstanding for the calculation of diluted earnings per share assumes that the proceeds to be received on the exercise of dilutive stock options and the unrecognized portion of the fair value of stock options are applied to repurchase common shares at the average market price for the period. Stock options are dilutive when the average market price of the common shares during the period exceeds the exercise price of the options. In years of loss, basic and diluted loss per share are the same because the effect of potential issuances of shares under options would be anti-dilutive.

Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used in determining possible impairment of mineral property costs, the fair values of stock-based compensation and financial instruments, asset retirement obligations and future income taxes. The company evaluates its estimates on an on-going basis and bases them on various assumptions that are believed to be reasonable under the circumstances. The company’s estimates form the basis for making judgments about the carrying value for assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates.

Stock-based compensation

The company has a stock option plan as described in note 6 (c).

The company grants stock options to employees, directors and consultants as an element of compensation. The cost of the service received as consideration is measured based on an estimate of fair value at the date of the grant. The grant-date fair value is recognized as compensation expense or capitalized to mineral properties (for grants to individuals working directly on mineral projects), over the related service period with a corresponding increase in options, a separate component of shareholders’ equity. On exercise of stock options, the company issues common shares from treasury and the consideration received together with the compensation expense previously recorded to stock options is credited to share capital. The grant-date fair value of vested stock options that are forfeited is reclassified from stock options to contributed surplus. The previously expensed amounts for stock options that are forfeited that had not vested are recovered through earnings. The estimated fair value assigned to the stock options that were both vested and forfeited during the years ended December 31, 2009 and 2008 were included in salaries, benefits and stock-based compensation or mineral properties.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

(expressed in Canadian dollars unless otherwise noted)

The company uses the Black-Scholes option pricing model to estimate the fair value of each stock option. The Black-Scholes option pricing model requires the company to estimate the expected term of the options granted, the volatility of the company’s common shares and an expected dividend yield. The company estimates the expected term of the options granted by calculating the average term after considering the company’s historical experience involving stock option exercise; forfeitures and expiries; volatility is estimated with reference to historical volatility data; and the company does not currently anticipate paying any cash dividends in the foreseeable future and therefore has used an expected dividend yield of zero as detailed in note 6 (c). The Black-Scholes model also requires the company to input a risk-free interest rate and the company uses the Bank of Canada marketable bond rates.

Asset retirement obligations

The company accounts for asset retirement obligations (“ARO”) by recognizing the fair value of a liability for an ARO in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are recorded to the capitalized carrying amount of the related long-lived asset. The company has determined that it has no material ARO’s at December 31, 2009 and 2008.

Comprehensive income

Other comprehensive income is the change in the company’s net assets that results from transactions, events and circumstances from sources other than the company’s shareholders and includes items that would not normally be included in the determination of earnings or loss for the period, such as unrealized gains or losses on available-for-sale investments.

Investments classified as available-for-sale are reported at fair market value (or marked to market) based on quoted market prices with unrealized gains or losses excluded from earnings or loss and reported as other comprehensive income or loss. At December 31, 2009 and 2008, the company had no investments designated as available-for-sale.

Comparative figures

Certain comparative figures have been reclassified to conform to the presentation adopted in the current period.

Capital disclosures

CICA Handbook Section 1535 specifies the disclosure of (i) an entity’s objectives, policies and processes for managing capital; (ii) quantitative data about what the entity regards as capital; (iii) whether the entity has complied with any capital requirements; and (iv) if it has not complied, the consequences of such non-compliance. Refer to note 11.

Financial instruments – disclosures and presentation

CICA Handbook Sections 3862 and 3863 replaced Section 3861, “Financial Instruments – Disclosure and Presentation”, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements. These new sections place increased emphasis on qualitative and quantitative disclosures about the nature and extent of risks arising from financial instruments, including specified minimum disclosures of credit risk, liquidity risk and market risk (including interest rate, foreign exchange rate and price risk). The quantitative disclosures must provide information on the extent to which the entity is exposed to risk, based on information provided internally to the entity’s key management personnel. Refer to note 12.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

(expressed in Canadian dollars unless otherwise noted)

General standards of financial statement presentation

CICA Handbook Section 1400, “General Standards of Financial Statement Presentation”, requires that management make an assessment of a company’s ability to continue as a going concern and to use the going concern basis in the preparation of the financial statements unless management either intends to liquidate the company or to cease trading, or has no realistic alternative but to do so. When management is aware, in making its assessment, of material uncertainties related to events or conditions that may cast significant doubt upon a company’s ability to continue as a going concern, those uncertainties should be disclosed. The company has performed such an assessment and has concluded that it is appropriate to present these consolidated financial statements using the going concern assumption.

New accounting pronouncements

The CICA issued the new Handbook Section 3064, “Goodwill and Intangible Assets”, which replaces Section 3062, “Goodwill and Intangible Assets”. The new standard establishes revised standards for the recognition, measurement, presentation and disclosure of goodwill and intangible assets. The new standard also provides guidance for the treatment of pre-production and start-up costs and requires that these costs be expensed as incurred if the costs do not meet the definition of property, plant and equipment. On January 1, 2009, the company adopted these changes, with no impact on its consolidated financial statements.

During 2009, CICA Handbook Section 3862, Financial Instruments – Disclosures (“Section 3862”), was amended to require disclosures about the inputs to fair value measurements, including their classification within a hierarchy that prioritizes the inputs to fair value measurement. The three levels of the fair value hierarchy are:

  Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;

  Level 2 – Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

  Level 3 – Inputs that are not based on observable market data.

Effective January 1, 2009, the company adopted the new recommendations, but does not have any financial instruments that are carried at fair value subsequent to initial recognition that require a valuation technique. Therefore, this amended standard has had no impact on the company’s financial statements.

Recent Accounting Pronouncements Issued But Not Implemented

In January 2009, Sections 1582, 1601 and 1602 were added to the CICA Handbook and are harmonized with International Financial Reporting Standards. Section 1582 specifies a number of changes, including: an expanded definition of a business combination, a requirement to measure all business acquisitions at fair value, a requirement to measure non-controlling interests at fair value, and a requirement to recognize acquisition-related costs as expenses. Section 1601 establishes the standards for preparing consolidated financial statements. Section 1602 specifies that non-controlling interests be treated as a separate component of equity, not as a liability or other item outside of equity. These new standards are effective for 2011. Early adoption is permitted.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

(expressed in Canadian dollars unless otherwise noted)

3

Mineral properties

Corriente Copper Belt, Ecuador

Under various agreements signed and completed with certain Ecuadorian subsidiaries of BHP Billiton Plc ("BHP Billiton"), the company has earned a 100% interest in BHP Billiton’s mineral properties located in the Rio Zamora copper porphyry district (the Corriente Copper Belt) in southeast Ecuador. This required the issue of shares to BHP Billiton and the expenditure of exploration funds under the terms of these agreements. Additionally, these mineral properties are subject to a 2% Net Smelter Royalty (“NSR”) payable to BHP Billiton, though the company has options to reduce the NSR to 1% for the Mirador/Mirador Norte, Panantza and San Carlos mineral properties upon the payment of US$2 million to BHP Billiton for each such option exercised.

Following is a summary of the company’s deferred mineral property expenditures for its mineral properties located in the Corriente Copper Belt in southeast Ecuador:

		in thousands of Canadian dollars
	Mirador/
	Mirador	Panantza/
	Norte	San Carlos	Other	Total
Balance December 31, 2007	$66,428	$7,449	$3,902	$77,779
Property concession fees	40	47	16	103
Deferred exploration and
development costs	15,007	1,365	235	16,607
Balance December 31, 2008	81,475	8,861	4,153	94,489
Property acquisition costs and
concession fees	341	172	68	581
Deferred exploration and
development costs	12,166	1,522	280	13,968
Balance December 31, 2009	$93,982	$10,555	$4,501	$109,038

Other

The balance comprises the expenditures incurred to December 31, 2009 to develop the La Florida, San Luis, San Marcos, San Miguel and Sutzu copper exploration targets in the Corriente Copper Belt, and the company’s proposed concentrate shipping port facility in Machala, Ecuador.

Measurement uncertainty

On January 29, 2009, a new Mining Law was enacted which, together with the Regulations to the Mining Law signed by the President of Ecuador on November 4, 2009, establishes the new legal framework for mining in Ecuador. However, the terms and conditions of the Exploitation Agreements which will cover the final development and production phases of a mining project have yet to be developed, creating some uncertainty regarding the future of the mining industry in Ecuador.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

(expressed in Canadian dollars unless otherwise noted)

To date, the company’s discussions with the Ministry of Non-Renewable Natural Resources (“MNNR”, formerly the Ministry of Mining and Petroleum) and legal counsel have not identified any conditions that would result in a determination of a material impairment in the carrying value of the company’s concessions.

4

Equipment

The following table summarizes information about equipment as at December 31:

			in thousands of Canadian dollars
		2009			2008
		Accumulated			Accumulated
	Cost	Depreciation	Net	Cost	Depreciation	Net
Computer	$990	$914	$76	$959	$698	$261
Construction barge facility	640	87	553	640	56	584
Software fees and licences	412	412	–	412	382	30
Office	412	197	215	409	157	252
Vehicles	362	230	132	383	193	190
Communications	286	155	131	285	107	178
Field equipment	112	59	53	97	51	46
Building	27	–	27	–	–	–
Land	11	–	11	–	–	–
	$3,252	$2,054	$1,198	$3,185	$1,644	$1,541

Other assets
The following table summarizes information about other assets as at December 31:
	in thousands of Canadian dollars
	2009	2008
EIA security deposits	$2,004	$4,057
Advances on mineral property expenditures	343	228
	$2,347	$4,285

Under the new legislative and regulatory framework which the Government of Ecuador has implemented for the mining industry in 2009, the MNNR continues to be responsible for the Environmental Impact Assessment (“EIA”) process. An EIA is required before any single stage of work (e.g., initial exploration, advanced exploration, construction and operation) can proceed for a mining project in Ecuador. The Ministry of Environment of Ecuador (“MAE”) has taken over responsibility for the Environmental Management Plan (“EMP”) component of the EIA, and as a result, the guarantee that is required to secure the obligations of a project’s EIA is now required to be issued in favour of the MAE. The amount of the required guarantee is reviewed annually by the MAE in conjunction with the MAE’s annual audit of the company’s EMP’s.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

(expressed in Canadian dollars unless otherwise noted)

To secure the company’s project guarantees, which have been issued by a US bank, the company is required to have cash deposits in place, which vary in amount depending upon the related project’s stage of development and the bank’s guarantee deposit requirements.

For the Mirador Project, the company has a cash deposit in place at December 31, 2009 in the amount of US$1,213,000 ($1,275,000) as security for the guarantee in favour of the MAE against the company’s obligations under the Mirador Project EIA. A previous EIA deposit for Mirador in the amount of US$3,026,000 ($3,519,000) was returned to the company on August 7, 2009. For the Panantza-San Carlos Project, a cash deposit in the amount of US$447,000 ($470,000) (2008 – $Nil) is in place as security for the guarantee in favour of the MAE against the company’s obligations under the Panantza-San Carlos Project EIA. For the Machala Port, a cash deposit in the amount of US$247,000 ($259,000) (2008 – $Nil) is in place as security for the guarantee in favour of the MAE against the company’s obligations under the Machala Port EIA.

Advances on mineral property expenditures include payments to contractors and suppliers made pursuant to supply agreements prior to the contracted goods and services being provided.

6	Share capital

a)  Authorized

Unlimited common shares, without par value

b)   Issued

See Consolidated Statements of Changes in Shareholders’ Equity.

c)   Options

The company has in place an incentive stock option plan dated November 1996, last amended April 18, 2006 (the “Option Plan”) for directors, officers, employees and consultants to the company and its subsidiaries. The Option Plan provides that the directors of the company may grant options to purchase common shares on terms that the directors may determine, within the limitations of the Option Plan. The number of common shares available for the grant of options under the Option Plan and all other share compensation arrangements of the company is set at a rolling maximum number that shall not be greater than 10% of the company’s current outstanding number of shares outstanding at any given time. The exercise price of each option cannot be lower than the closing market price of the shares on the trading day immediately prior to the date of grant of the option. As at December 31, 2009, options to purchase a total of 3,572,500 (2008 – 2,910,000) shares were outstanding and 2,220,939 (2008 – 1,559,689) of the outstanding options had vested.

Effective February 1, 2006, stock options granted have the following vesting provisions:

  Options granted to executive officers, directors and other head office personnel vest on the basis of 1/16th of the total each quarter (from grant date), with such vesting being accelerated based on a change in control of Corriente or the attainment of clearly identified milestones, as determined by the company’s Directors.

  Options granted to subsidiary personnel vest on a cumulative basis of 50% of the total granted after 12 months from the grant date, 75% of the total granted after 18 months from the grant date and 100% of the total granted after 24 months from grant date, with such vesting being accelerated based on a change in control of Corriente, as determined by the company’s Directors.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

(expressed in Canadian dollars unless otherwise noted)

For the year ended December 31, 2009, the company recognized a stock-based compensation charge of $4,162,000 (2008 – $1,576,000), of which $2,088,000 (2008 – $802,000) is included in salaries, benefits and stock-based compensation, $254,000 (2008 – $Nil) is included in corporate development and shareholder expenses and $1,820,000 (2008 – $774,000) is capitalized in mineral properties.

During the year ended December 31, 2009, the weighted average fair value of stock options granted and those modified as approved at the company’s May 2009 Annual General Meeting was $4.12 (2008 – $2.18) per share, as estimated using the Black-Scholes Option Pricing Model with the following assumptions:

	2009	2008
Risk-free interest rate	1.27 – 2.26%	3.01–3.69%
Expected dividend yield	–	–
Expected stock price volatility	48 – 71%	65–67%
Expected option life in years	0.40 – 4.25	2.75

Option pricing models require the input of highly subjective assumptions including expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate.

The following table summarizes information about options granted during the year ended December 31, 2009:

	Number of
Expiry dates	options	Exercise prices
January 1, 2014	300,000	$3.89
June 1, 2014	525,000	7.92

Total granted	825,000

A summary of changes to stock options outstanding and exercisable is as follows:

	2009		2008
		Weighted		Weighted
		average		average
	Number of	exercise	Number of	exercise
	options	price	options	price
Options outstanding – beginning of year	2,910,000	$4.52	2,702,500	$4.19
Granted	825,000	6.45	805,000	4.92
Exercised	(47,500)	2.97	(375,000)	2.82
Forfeited	(115,000)	4.68	(222,500)	4.83

Options outstanding – end of year	3,572,500	$4.98	2,910,000	$4.52
Options exercisable – end of year	2,220,939	$4.51	1,559,689	$4.28

In accordance with the terms of the Option Plan, all unvested stock options will be vested prior to the expiry of the Offer (note 1) in order to allow their holders to conditionally exercise the options and tender the shares issued on exercise to the Offer. Should the Offer not close, the exercise of these options would be reversed and the options would all be fully vested.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

(expressed in Canadian dollars unless otherwise noted)

The following table summarizes information about stock options outstanding and exercisable at December 31, 2009:

			Outstanding			Exercisable
	Range of exercise prices	Number of options outstanding at December 31, 2009	Weighted average exercise price	Weighted average remaining contractual life (years)	Number of options exercisable at December 31, 2009	Weighted average exercise price	Weighted average remaining contractual life (years)
Year of Expiry
2010	$2.27 – 2.27	325,000	$2.27	0.6	325,000	$2.27	0.6
2011	4.50 – 5.50	914,375	5.15	1.4	844,376	5.15	1.4
2012	3.66 – 4.90	710,000	4.35	2.3	552,813	4.44	2.3
2013	4.60 – 5.41	798,125	4.92	3.3	408,750	4.87	3.3
2014	3.89 – 7.92	825,000	6.45	4.3	90,000	5.40	4.2
	$2.27 – 7.92	3,572,500	$4.98	2.6	2,220,939	$4.51	2.0

7

Related party transactions and balances

In June 2007, the company completed the spin-off of its Caya 36 and Piedra Liza gold target assets to Q2 Gold Resources Inc. (“Q2 Gold”) by means of a Plan of Arrangement (the “Arrangement”). Q2 Gold has common officers and a common Board of Directors, except that Q2 Gold has one additional director who is independent of Corriente.

In connection with the Arrangement and to assist Q2 Gold with its business objectives, Corriente and Q2 Gold entered into a collateralized, interest-bearing convertible loan agreement dated April 23, 2007, pursuant to which Corriente agreed to lend Q2 Gold up to $750,000 including accrued interest, to be advanced in instalments (the “Convertible Loan”). By amendments dated September 25, 2008 and December 3, 2009, the maximum facility amount of the Convertible Loan was increased from $750,000 to $1,500,000 and the maturity date ultimately extended to December 31, 2010. No payment was made to the company by Q2 Gold in exchange for the extension.

The Convertible Loan principal and unpaid interest are due on the earlier of December 31, 2010 and the first date on which Q2 Gold obtains a prospectus filing receipt with respect to any of its securities in any province of Canada. At any time prior to maturity, Corriente can require Q2 Gold to convert, in whole or in part, the principal amount outstanding and accrued interest of the Loan into Q2 Gold Shares at a conversion price equal to $0.10 per share. Q2 Gold can repay any portion of the outstanding Loan at any time prior to maturity or conversion. The company believes the conversion feature of the Convertible Loan is not material, therefore recognition and measurement of the embedded derivative is not being presented.

The current state of financial markets makes it uncertain that Q2 Gold will be able to raise the necessary debt or equity capital to repay the Convertible Loan at maturity. In the event of any default in the repayment of the Convertible Loan, the Q2 Gold assets which collateralize the Convertible Loan would become property of the company in accordance with the terms of the agreement. Management believes that the Q2 Gold assets would have a fair value greater than or equal to the current carrying value of the Convertible Loan. Significant changes in the fair value of the underlying assets could have an impact on the company up to a maximum of the carrying value of the Convertible Loan.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

(expressed in Canadian dollars unless otherwise noted)

Corriente also provides certain non-technical management services to Q2 Gold which include, but are not limited to, office, general accounting, administrative and shareholder services, pursuant to a management services agreement (the “Agreement”). The Agreement provides for a fee of $10,000 per month for such services, which is accrued pursuant to the Convertible Loan.

For the year ended December 31, 2009, the company accrued $120,000 (2008 – $120,000) and $64,000 (2008 –$61,000) in respect of administrative services and accrued interest on the Convertible Loan, respectively.

The foregoing related party transactions are recorded at the exchange amount, which is the amount of consideration paid or received as established and agreed to between the parties.

At December 31, 2009, the balance of the Convertible Loan receivable from Q2 Gold, including management fees and accrued interest, was $1,292,000 (December 31, 2008 – $957,000).

8

Income taxes

The reconciliation of income taxes attributable to continuing operations computed at statutory rates to the income tax expense (recovery) is as follows:

	In thousands of Canadian dollars

	2009	2008
Canadian statutory tax rates	30.00%	31.00%
Income tax expense (recovery) computed at Canadian statutory rates	$(4,790)	$4,575
Difference in foreign tax rates	175	139
Permanent differences	811	253
Impact of change in tax rates applied to opening future tax assets	83	474
Differences in prior year tax returns filed	93	761
Non-deductible (taxable) portion of capital losses (gains)	1,539	(2,461)
Change in valuation allowance	1,785	(3,526)
Other	304	(215)
Income tax expense (recovery)	$–	$–

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

(expressed in Canadian dollars unless otherwise noted)

The significant components of the company’s future income tax assets and liabilities are as follows:

	in thousands of Canadian dollars
	2009	2008
Future income tax assets
Losses carried forward	$1,497	$1,195
Mineral properties	1,823	1,154
Share issuance costs	367	877
Equipment and other	1,585	261
	5,272	3,487
Valuation allowance	(5,272)	(3,487)
	$–	$–

At December 31, 2009, the company has Canadian losses for tax purposes of approximately $5,871,000 which expire on various dates from 2010 to 2029.

9

Segmented information

The company operates within a single operating segment, which is the exploration and development of copper mineral properties. The company’s mineral property interests are in Ecuador, as set out in note 3.

Geographic segmentation of the company’s assets is as follows:
			in thousands of Canadian dollars
		2009			2008
	Canada	Ecuador	Total	Canada	Ecuador	Total
Cash and cash
equivalents	$66,927	$2,493	$69,420	$17,577	$963	$18,540
Investments	–	–	–	75,237	–	75,237
Accounts receivable
and prepayments	72	–	72	84	–	84
Convertible loan	1,292	–	1,292	957	–	957
Mineral properties	–	109,038	109,038	–	94,489	94,489
Equipment	106	1,092	1,198	113	1,428	1,541
Other assets	–	2,347	2,347	–	4,285	4,285

	$68,397	$114,970	$183,367	$93,968	$101,165	$195,133

Substantially all of the consolidated statements of loss (earnings) and comprehensive loss (income) for the years ended December 31, 2009 and 2008 relate to the Canadian operations.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

(expressed in Canadian dollars unless otherwise noted)

10

Supplemental cash flow information

Cash and cash equivalents at December 31 comprise the following:

	in thousands of Canadian dollars
	2009	2008
Cash on hand and balances with banks	$6,234	$4,588
Short-term investments, with maturity dates less than 90 days at acquisition	63,186	13,952
	$69,420	$18,540

At December 31, 2009, the company’s short-term investments are invested in overnight Canadian chartered bank deposits with R1-High investment ratings (DBRS) that are easily liquidated and mature daily. The company has no investments in asset-backed commercial paper.

During the years ended December 31, 2009 and 2008, the company’s significant non-cash investing activities were as follows:

	in thousands of Canadian dollars
	2009	2008
Stock-based compensation included in mineral properties	$1,820	$774
Depreciation included in mineral properties	$410	$473
Change in accounts payable relating to mineral properties	$(600)	$(254)

11

Capital management

The company’s primary objective when managing capital is to safeguard the company’s ability to continue as a going concern in order to pursue the development and exploration of its mineral properties and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk. In the management of capital, the company defines capital that it manages as share capital (2009 – $236,391,000; 2008 – $235,996,000), cash and cash equivalents (2009 – $69,420,000; 2008 – $18,540,000) and investments (2009 – $Nil; 2008 – $75,237,000).

The company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. The company intends to continue to assess new resource properties and seek to acquire an interest in additional properties if it feels there is sufficient geologic or economic potential and if it has adequate financial resources to do so. To maintain or adjust its capital structure, the company may attempt to issue new shares, issue debt, acquire or dispose of assets or adjust the amount of cash and cash equivalents and investments.

In order to facilitate the management of its capital requirements, the company prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment  and general industry conditions. The company’s annual and updated budgets are approved by the Board of Directors.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

(expressed in Canadian dollars unless otherwise noted)

At this stage of the company’s development, in order to maximize ongoing development efforts, the company does not pay out dividends.

The company’s investment policy is to invest its cash in highly liquid short-term interest-bearing R1-High investment rated (DBRS) investments with maturities less than one year from the original date of acquisition.

The company expects its current capital resources will be sufficient to carry its exploration and development plans and operations through its current operating period. The company is currently not subject to externally imposed capital requirements.

12

Management of financial risk

The company’s financial instruments are exposed to certain financial risks, including credit risk, liquidity risk and market risk (including interest rate, foreign exchange rate and copper price risk).

Credit risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual payment obligations. The company’s credit risk is primarily attributable to cash and cash equivalents and investments.

The company’s cash and cash equivalents and investments are held at a large Canadian financial institution, which has no known liquidity problems. Any cash maintained in Ecuador is held in a well-established bank, which has no known liquidity problems. The company’s cash equivalent investments (presented as part of cash and cash equivalents) are comprised of financial instruments issued by a Canadian chartered bank and a Canadian provincial treasury board, which carry a R1-High (DBRS) investment rating and are easily liquidated, as they mature within 90 days. The company has no investments in asset-backed commercial paper. The company manages counterparty credit risk by regularly monitoring counterparty credit ratings.

The company’s accounts receivable consist mainly of GST receivable due from the Government of Canada. The EIA deposits included in other assets are held in a major US bank and are comprised of financial instruments issued by a large US bank.

The convertible loan in the amount of $1,292,000 is due from Q2 Gold, a related company, and its subsidiaries. Q2 Gold’s assets are primarily made up of mineral concessions located in Ecuador and are believed by management to have gold resource potential. The convertible loan is collateralized by the assets of Q2 Gold (note 7).

Liquidity risk

Liquidity risk is the risk that the company will not be able to meet its financial obligations as they fall due. The company manages liquidity risk through the management of its capital structure and financial leverage as outlined in note 11 to the consolidated financial statements.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

(expressed in Canadian dollars unless otherwise noted)

Accounts payable relating to mineral properties and other accounts payable and accrued liabilities are due within the current operating period. As at December 31, 2009, the company had total cash and cash equivalents and investments of $69,420,000 to settle current liabilities of $1,492,000.

Market risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, and prices.

(a) Currency risk

The company’s expenditures are predominantly in US dollars and any future equity raised is expected to be predominantly in Canadian dollars. The company conducts the majority of its business in Ecuador, which uses the US dollar as its primary economic currency. Future project development expenditures are expected to be paid in US dollars. A significant change in the relative currency exchange rates between the Canadian dollar and the US dollar would have an effect on the company’s balance sheets, statements of earnings (loss) and cash flows.

As such, the company is subject to risk due to fluctuations in the exchange rates for the US and Canadian dollar. Beginning in 2007, the company began maintaining balances in Canadian and US dollars in a proportion related to the magnitude of future mineral property, plant and equipment, and administrative expenditures, and the jurisdictions in which they will likely be made. The company has not hedged its exposure to currency fluctuations.

At December 31, 2009 and 2008, the company is exposed to currency risk through the following financial assets and liabilities denominated in US dollars:

	in thousands of US dollars
	December 31,	December 31,
	2009	2008
Cash and cash equivalents	$55,697	$3,703
Investments	–	61,771
Other assets	2,233	3,518
Accounts payable relating to mineral properties	(763)	(1,151)

Based on the above net exposures as at December 31, 2009, and assuming that all other variables remain constant, a 10% depreciation or appreciation of the Canadian dollar against the US dollar would result in an increase or decrease of approximately $5,717,000 in the company’s net earnings (loss).

(b) Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. An increase or decrease of 1% in market interest rates on cash and cash equivalents would result in an increase or decrease in interest income of $694,000.

The risk that the company will realize a loss as a result of a decline in the fair value of the investments or EIA deposits included in other assets is limited because these deposits will be held to maturity, have fixed interest rates and were issued by a Canadian provincial treasury board or major bank. Changes in interest rates would not have a significant impact on the consolidated statements of earnings (loss).

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

(expressed in Canadian dollars unless otherwise noted)

(c) Price risk

Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The company closely monitors commodity prices of copper, individual equity movements, and the stock market to determine the appropriate course of action to be taken by the company. Fluctuations in pricing may be significant. Price risk cannot be estimated at this stage of the company’s development. The company does not have any hedging or other commodity-based risks respecting its operations.

13	Reconciliation to US Generally Accepted Accounting Principles

The consolidated financial statements have been prepared in accordance with Canadian GAAP, which differs in certain respects from those applicable in the United States (“US GAAP”) and from practices prescribed by the United States Securities and Exchange Commission (“SEC”). Significant measurement differences that materially affect the company’s consolidated financial statements as at December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008 are as follows:

	a)	Mineral exploration expenditures

As described in note 2, Canadian GAAP allows for the deferral of mineral exploration expenditures. Under US GAAP, the company capitalizes acquisition costs and expenses exploration costs as incurred for unproven mineral properties. When proven and probable reserves are determined for a property and a positive feasibility study has been prepared and a construction decision has been made, subsequent development costs of the property would be capitalized.

Had the company followed US GAAP, certain items in the financial statements would have been reported as follows (all US GAAP reconciliation figures in thousands of Canadian dollars, except per share figures and numbers of shares outstanding):

Statements of Loss (Earnings)
	in thousands of Canadian dollars
	Years ended
	December 31,	December 31,
	2009	2008
Net loss (earnings) under Canadian GAAP	$15,966	$(14,758)
Adjustment to reconcile to US GAAP: Mineral exploration expenditures ((a) above)	13,968	16,607
Loss and comprehensive loss under US GAAP	$29,934	$1,849
Basic and diluted loss per share under US GAAP	$0.40	$0.02
Weighted average number of shares outstanding	75,330,146	75,088,978

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

(expressed in Canadian dollars unless otherwise noted)

Balance Sheets
	in thousands of Canadian dollars
	December 31,	December 31,
	2009	2008
Total assets under Canadian GAAP	$183,367	$195,133
Adjustment to reconcile to US GAAP:
Mineral exploration expenditures ((a) above)	(98,266)	(84,298)
Total assets under US GAAP	$85,101	$110,835

Total liabilities under Canadian and US GAAP	$1,492	$1,595
Shareholders’ equity under Canadian GAAP	181,875	193,538
Adjustment to reconcile to US GAAP:
Mineral exploration expenditures ((a) above)	(98,266)	(84,298)
Total shareholders’ equity under US GAAP	83,609	109,240
Total liabilities & shareholders’ equity under US GAAP	$85,101	$110,835

Statements of Cash Flows
	in thousands of Canadian dollars
	Years ended
	December 31,	December 31,
	2009	2008
Cash from (applied to) operating activities under Canadian GAAP	$(13,268)	$15,636
Adjustment to reconcile to US GAAP: Mineral exploration expenditures ((a) above)	(12,436)	(15,588)
Cash from (applied to) operating activities under US GAAP	$(25,704)	$48
Cash (applied to) investing activities under Canadian GAAP	$64,007	$(91,426)
Adjustment to reconcile to US GAAP: Mineral exploration expenditures ((a) above)	12,436	15,588
Cash (applied to) investing activities under US GAAP	$76,443	$(75,838)

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

(expressed in Canadian dollars unless otherwise noted)

Recently implemented US accounting pronouncements

i)

In May 2009, the FASB issued Accounting Standards Codification (“ASC”) 855-10, Subsequent Events (“ASC 855-10”) (formerly SFAS Statement No 165), which establishes principles and requirements for subsequent events. In particular, ASC 855-10 sets forth: (a) the period after the balance sheet date during which management of a reporting entity shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (b) the circumstances under which an entity shall recognize events or transactions occurring after the balance sheet date in its financial statements; and (c) the disclosures that an entity shall make about events or transactions that occurred after the balance sheet date. ASC 855-10 also requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. As a result of the adoption of this new standard, the company evaluated subsequent events to March 23, 2010, the date these consolidated financial statements were available for issue.

ii)

In February 2008, the FASB issued guidance as outlined in the Financial Instruments Topic ASC 820 (“ASC 820-10-65-1”), originally released FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”). This guidance defers the effective date of the Financial Instruments Topic, for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. This guidance defers the effective date to fiscal years beginning after November 15, 2008, for items within the scope of ASC 820-10-65-1. The Company adopted this guidance on January 1, 2009. The adoption of this guidance did not have a material impact on the company's financial statement disclosures.

iii)

In December 2007, the FASB issued guidance as outlined in the Consolidations Topic ASC 810 (“ASC 810-10-65”), originally released as FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (FAS 160). This guidance establishes accounting and reporting standards for entities that have equity investments that are not attributable directly to the parent, called noncontrolling interests or minority interests. Additionally, the guidance states where and how to report noncontrolling interests in the consolidated statements of financial position and operations, how to account for changes in noncontrolling interests and provides disclosure requirements. The adoption of this guidance did not have a material impact on the company's financial statement disclosures.

iv)

In December 2007, the FASB issued guidance as outlined in the revised Business Combinations Topic ASC 805 (“ASC 805”), originally released as FASB Statement No. 141(R), Business Combinations. This guidance establishes how an entity accounts for identifiable assets acquired, liabilities assumed, and any noncontrolling interests acquired, how to account for goodwill acquired and determines what disclosures are required as part of a business combination. The adoption of this guidance did not have a material impact on the company's financial statement disclosures.

v)

In June 2009, the FASB issued new guidance which is now part of ASC 105-10 (the “Codification”) (formerly Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles), which will become the source of authoritative US GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of the Codification, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of the Codification only had the effect of amending references to authoritative accounting guidance in the company’s consolidated financial statements.